Exhibit 99.1

News Release

Investor Relations: Liz Zale, +1 646 654 4593

Media Relations: Kristie Bouryal, +1 646 654 5577

NIELSEN REPORTS THIRD QUARTER 2011 RESULTS

•	Revenues for the quarter grew 10% to $1,413 million, up 6% in constant currency

•	Adjusted EBITDA for the quarter grew 10% to $408 million, up 7% in constant currency

•	Adjusted Net Income for the quarter increased to $181 million from $83 million

New York, USA – October 27, 2011 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of insights and analytics into what consumers buy and watch, today announced financial results for the third quarter ended September 30, 2011.

“Nielsen’s third quarter results reflect solid revenue growth and operating performance. We continue to execute a balanced approach to strategic investment and commitment to de-leveraging.” said David Calhoun, Chief Executive Officer of Nielsen.

Third Quarter 2011 Operating Results

Revenues for the third quarter increased 10% to $1,413 million, or 6% on a constant currency basis compared to the third quarter of 2010. Growth was driven by a 12% increase within our Buy segment (7% on a constant currency basis), a 6% increase within our Watch segment (4% on a constant currency basis) and a 2% increase within our Expositions segment.

Adjusted EBITDA for the third quarter increased 10% to $408 million, or 7% on a constant currency basis compared to the third quarter of 2010. Net income for the third quarter was $103 million compared to $11 million of net income in the third quarter of 2010. Adjusted Net Income for the third quarter increased to $181 million compared to $83 million in the third quarter of 2010.

Nine Months Ended September 2011 Operating Results

Revenues for the first nine months of 2011 increased 9% to $4,111 million, or 6% on a constant currency basis compared to the same period in 2010. Growth was driven by a 12% increase within our Buy segment (7% on a constant currency basis), a 5% increase within our Watch segment (3% on a constant currency basis) and a 5% increase in our Expositions segment.

Adjusted EBITDA for the first nine months of 2011 increased 10% to $1,114 million, or 7% on a constant currency basis compared to the same period in 2010. Net loss for the first nine months of 2011 was $9 million compared to $128 million of net income for the same period in 2010. The 2011 results included charges associated with the IPO of $206 million

(net of tax of $127 million). Adjusted Net Income for the first nine months of 2011 increased to $400 million compared to $167 million for the same period in 2010.

Financial Position

As of September 30, 2011, cash balances were $404 million and gross debt was $6,723 million, excluding the $288 million mandatory convertible subordinated bonds due 2013. Net debt at the end of the third quarter was $6,319 million and our net debt leverage ratio was 4.2x. In the first nine months of 2011, we voluntarily repaid $125 million of our senior secured term loans due 2013, including $105 million in the third quarter. Capital expenditures were $213 million for the first nine months of 2011, compared with $226 million for the same period in 2010.

Conference Call and Webcast

Nielsen will hold a conference call to discuss third quarter results at 8:30 a.m. U.S. Eastern Time (ET) on October 27, 2011. The call can be accessed live by webcast at http://ir.nielsen.com or by dialing 1-800-884-5695. Callers outside the U.S. and Canada can dial +1-617-786-2960. The passcode for the call is “Nielsen”. An archive will be available on the website after the call. A presentation will be posted on the Investor Relations website that provides summary information for the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related properties. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

Results of Operations—(Three and Nine Months Ended September 30, 2011 and 2010)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2011	2010	2011	2010
Revenues	$1,413	$1,289	$4,111	$3,755

Cost of revenues	554	521	1,673	1,569
Selling, general and administrative expenses	460	414	1,453	1,219
Depreciation and amortization	125	142	396	419
Restructuring charges	9	11	55	33

Operating income	265	201	534	515

Interest income	2	1	5	3
Interest expense	(114)	(169)	(368)	(491)
Loss on derivative instruments	—	(5)	(1)	(17)
Foreign currency exchange transaction (losses)/gains, net	(4)	(5)	(7)	141
Other (expense)/income, net	—	—	(221)	9

Income/(loss) from continuing operations before income taxes and equity in net (loss)/income of affiliates	149	23	(58)	160
(Provision)/benefit for income taxes	(44)	(2)	51	(14)
Equity in net (loss)/income of affiliates	(2)	1	(1)	1

Income/(loss) from continuing operations	103	22	(8)	147
Loss from discontinued operations, net of tax	—	(11)	(1)	(19)

Net income/(loss)	103	11	(9)	128
Net income attributable to noncontrolling interests	1	—	2	1

Net income/(loss) attributable to Nielsen stockholders	$102	$11	$(11)	$127

Net income/(loss) per share of common stock, basic
Income/(loss) from continuing operations	$0.28	$0.08	$(0.03)	$0.53
Loss from discontinued operations, net of tax	—	(0.04)	—	(0.07)
Net income/(loss) attributable to Nielsen stockholders	$0.28	$0.04	$(0.03)	$0.46
Net income/(loss) per share of common stock, diluted
Income/(loss) from continuing operations	$0.28	$0.08	$(0.03)	$0.52
Loss from discontinued operations, net of tax	—	(0.04)	—	(0.07)
Net income/(loss) attributable to Nielsen stockholders	$0.28	$0.04	$(0.03)	$0.45
Weighted-average shares of common stock outstanding, basic	359,381,233	276,651,344	349,910,371	276,483,502
Dilutive shares of common stock from stock compensation plans	5,090,571	3,525,480	—	2,926,670

Weighted-average shares of common stock outstanding, diluted	364,471,804	280,176,824	349,910,371	279,410,172

Certain Non-GAAP Measures

We consistently use the below non-GAAP financial measures to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other performance measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We use Adjusted EBITDA to consistently measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted net income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted net income is interest expense attributable to the mandatory convertible subordinated bonds due 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes potential common shares associated with stock-based compensation plans that may have been considered anti-dilutive in accordance with GAAP. The amount also includes the weighted-average amount of shares of common stock convertible associated with the mandatory convertible bonds based upon the average price of our common stock during the period.

Adjusted net income and Adjusted net income per share of common stock are not presentations made in accordance with GAAP, and our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The below table presents a reconciliation from net income/(loss) to Adjusted EBITDA and Adjusted net income and a reconciliation from weighted-average shares outstanding on a GAAP basis to dilutive shares outstanding for the three and nine months ended September 30, 2011 and 2010, respectively:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2011	2010	2011	2010
Net income/(loss)	$103	$11	$(9)	$128
Loss from discontinued operations, net of tax	—	11	1	19
Interest expense, net	112	168	363	488
Provision/(benefit) for income taxes	44	2	(51)	14
Depreciation and amortization	125	142	396	419

EBITDA	384	334	700	1,068
Equity in net loss/(income) of affiliates	2	(1)	1	(1)
Other non-operating expense/(income), net	4	10	229	(133)
Restructuring charges	9	11	55	33
Stock-based compensation expense	8	4	18	13
Other items(a)	1	13	111	29

Adjusted EBITDA	408	371	1,114	1,009
Interest expense, net	(112)	(168)	(363)	(488)
Depreciation and amortization	(125)	(142)	(396)	(419)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	41	51	140	167
Cash paid for income taxes	(29)	(25)	(92)	(89)
Stock-based compensation expense	(8)	(4)	(18)	(13)
Interest expense attributable to mandatory convertible bonds	6	—	15	—

Adjusted net income	$181	$83	$400	$167

Adjusted net income per share of common stock, diluted	$0.48	$0.30	$1.10	$0.60

Weighted-average shares of common stock outstanding, basic	359,381,233	276,651,344	349,910,371	276,483,502
Dilutive shares of common stock from stock compensation plans	5,090,571	3,525,480	5,020,344	2,926,670
Shares of common stock convertible associated with the mandatory convertible bonds	10,416,700	—	9,233,851	—

Weighted-average shares of common stock outstanding, diluted	374,888,504	280,176,824	364,164,566	279,410,172

(a)	Other items primarily consist of Sponsor Advisory Fees (including termination payments of $102 million for the nine months ended September 30, 2011), costs related to our initial public offering and other deal related fees.

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. The calculation of net debt and the net debt leverage ratio as of September 30, 2011 is as follows:

(IN MILLIONS)
Total indebtedness as of September 30, 2011	$7,011
Less: mandatory convertible subordinated bonds due 2013	288
Gross debt as of September 30, 2011	6,723
Less: cash and cash equivalents as of September 30, 2011	404

Net debt as of September 30, 2011	$6,319
Adjusted EBITDA for the year ended December 31, 2010	$1,411
Less: adjusted EBITDA for the nine months ended September 30, 2010	1,009
Add: adjusted EBITDA for the nine months ended September 30, 2011	1,114

Adjusted EBITDA for the twelve months ended September 30, 2011	$1,516
Net debt leverage ratio	4.2x